CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


         H. W. Ronney and Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY,

         FIRST: That the Board of Directors of said corporation by unanimous written consent of its members, filed with the minutes of the proceedings of the board, on March 22, 1989, adopted a Resolution proposing and declaring adviseable amendments to the Certificate of Incorporation and providing for consideration thereof by the stockholders of the corporation. The Resolution setting forth the proposed amendments is as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered "FIRST" and "FOURTH" so that, as amended, said Articles shall be and read as follows:

                  FIRST: The name of the corporation is:

                       BIOGAN MEDICAL INTERNATI0NAL, INC.

         FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue shall be 70,000,000 shares of which 10,000,000 shares shall be preferred stock of the par value of one-tenth cent each ($.001) (hereafter called the "preferred stock") and of which 60,000,000 shares shall be common stock of the par value of one-tenth cent each ($.001) (hereinafter called the "common stock").

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware; and written notice of the adoption of said amendments has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

         THIRD: That the aforesaid amendments were duly adopted in accordance with applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

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         IN WITNESS WHEREOF, said H. W. Ronney and Company has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Thomas E. Smith, Jr., its Executive Vice President and by Thomas E. Smith, Jr., its Secretary, this 28th day of March, 1989.


                                        H. W. RONNEY AND COMPANY

                                        By: /S/ THOMAS E. SMITH
                                            -----------------------------------
                                            Thomas E. Smith, Jr.
                                            Executive Vice President

(SEAL)

By: /S/ THOMAS E. SMITH
    -----------------------------------
    Thomas E. Smith, Jr.
    Secretary